Exhibit 4.12

THIS WARRANT AND THE SECURITIES THAT MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

BLOOM ENERGY CORPORATION

AGREEMENT AND WARRANT TO PURCHASE SERIES F PREFERRED STOCK

Effective Date: July 1, 2014

Void After: July 1, 2021

This Agreement and Warrant to Purchase Series F Preferred Stock (this “Agreement” or “Warrant”) certifies that, for value received, PE12PXVC (US DIRECT) LTD., or any permitted transferee (the “Holder”), is entitled, subject to the terms set forth below, to purchase from Bloom Energy Corporation, a Delaware corporation (the “Company”), up to 372,074 shares of Series F Preferred Stock of the Company (“Series F Preferred Stock”), upon surrender of this Warrant, at the principal office of the Company referred to below, with the subscription form attached hereto duly executed, and simultaneous payment therefor, as hereinafter provided, of the aggregate Exercise Price (as defined below). The Exercise Price and the number of shares of Series F Preferred Stock purchasable hereunder are subject to adjustment as provided herein.

1. Number of Shares. Subject to any adjustments pursuant to Section 11 herein, this Warrant may be exercised, in whole or in part, for up to 372,074 shares of Series F Preferred Stock (the “Warrant Shares”).

2. Exercise Price. Subject to any adjustments pursuant to Section 11 herein, the per share purchase price of the Series F Preferred Stock (the “Exercise Price”) for which this Warrant may be exercised shall be $18.52.

3. Exercise of Warrant.

3.1 Time of Exercise. Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time or from time to time prior to 5:00 p.m. (Pacific Standard Time) on July 1, 2021 (the “Expiration Date”).

Notwithstanding the foregoing, unless the Holder provides the Company with prior written notice to the contrary, this Warrant shall terminate immediately prior to the closing of (i) a merger, consolidation, amalgamation or similar transaction of the Company with or into any other corporation or corporations in which the stockholders of the Company immediately prior to such transaction shall own, immediately thereafter, less than fifty percent (50%) of the voting securities of the surviving corporation or its parent or (ii) a sale of all or substantially all of the assets of the Company (each a “Change of Control Event”). The Company shall give the Holder written notice of a Change of Control Event not later than thirty (30) days prior to the closing of such Change of Control Event.

3.2 Method of Exercise. The exercise shall be effected by (a) the surrender of this Warrant at the principal office of the Company as set forth in Section 12.6 (or such other office or agency of the Company as may be designated by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), (b) delivery of the Notice of Exercise attached hereto as Exhibit A (unless the Holder is exercising by means of a “net exercise” as provided for in Section 4 below, in which case the Holder shall deliver the Net Exercise Notice attached hereto as Exhibit B (the “Net Exercise Notice”)), and (c) unless payment of the Exercise Price is made pursuant to a “net exercise” as provided under Section 4 below, payment of the Exercise Price in cash, check or wire transfer of immediately available funds.

3.3 Effect of Exercise. This Warrant (or the portion thereof exercised) shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the Holder shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date. The Company, at its expense, shall, within three (3) business days after exercise, issue and deliver to the Holder (i) a certificate or certificates for the number of Warrant Shares issuable upon such exercise and, (ii) unless this Warrant shall have expired or been exercised in full, a new warrant representing the right to acquire the number of Warrant Shares represented by the surrendered Warrant, if any, that shall not have been exercised.

4. Net Exercise.

4.1 Net Issue Exercise. In lieu of exercising this Warrant via payment by cash, check or wire transfer, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the completed Net Exercise Notice indicating the Holder’s election to exercise this Warrant by means of a “net exercise,” in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X = Y (A - B)

A

Where	X	=	the number of Warrant Shares to be issued to the Holder.

	Y	=	the number of Warrant Shares purchasable under this Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation).

	A	=	the fair market value (as determined below) of one Warrant Share (at the date of such calculation).

	B	=	the Exercise Price (as adjusted to the date of such calculation).

If the above calculation results in a negative number, then no shares of Common Stock shall be issued or issuable upon exercise of this Warrant.

4.2 Fair Market Value. For purposes of this Section 4, the “fair market value” of one Warrant Share shall be determined by the Company’s Board of Directors in good faith which determination shall take in account any factors that the Company’s Board of Directors (the “Board”) deems relevant, including, without limitation, any independent third party valuation but, for the avoidance of doubt, without giving effect to lack of control or lack of marketability; provided however, that if the time of exercise coincides with the Company’s underwritten initial public offering, the “fair market value” shall be the price at which the Company’s Common Stock are sold at such public offering, and further provided, that where there exists a public market for the Warrant Shares at the time of such exercise, the “fair market value” per Warrant Share shall be the average of the closing prices of the Warrant Shares on any such exchange on which the Warrant Shares is listed, whichever is applicable, for the twenty-one (21) trading days prior to the date of the delivery of the Net Exercise Notice.

5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company shall, within three (3) business days after exercise, make a payment to the Holder, via cash, check or wire transfer of immediately available funds, equal to the Exercise Price multiplied by such fraction computed to the nearest whole cent less the prorated Exercise Price for such fractional share.

6. No Rights as Stockholder. Until the Warrant shall have been exercised as provided herein, solely by virtue of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Series F Preferred Stock or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action, or to receive dividends or subscription rights or otherwise. Nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or creditors of the Company.

7. Transfer of Warrant; Registration Rights.

7.1 Transferability of Warrant. Subject to Section 7.2, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the Holder in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3.2. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 7.1 shall be paid by the Company.

7.2 Company Consent to Transfers. Notwithstanding anything to the contrary set forth in Section 7.1, Holder may not transfer this Warrant, or any rights hereunder, prior to an initial public offering of the Company’s common stock without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed.

Notwithstanding the foregoing, the written consent of the Company will not be required and the Holder shall only be required to provide the Company with prior written notice of any sale, transfer or other disposition of this Warrant prior to an initial public offering of the Company’s Common Stock if the sale, transfer or other disposition is to (i) an “Affiliate” (as such term is defined in Rule 144(a) promulgated under the Securities Act, which for purposes of this Agreement shall be deemed to include any direct or indirect partner or other equityholder of the Holder and shall include any investment entity under common management with the Holder) of the Holder, (ii) to the direct or indirect partners or retired partners of the Holder, if the Holder is a partnership, (iii) to the direct or indirect shareholders of the Holder, if the Holder is a corporation, or (iv) to the direct or indirect members of the Holder, if the Holder is a limited liability company.

7.3 Register. The Company will maintain a register (the “Warrant Register”) containing the name and address of the Holder. The Holder of this Warrant may change its address as shown on the Warrant Register by written notice to the Company requesting such change. Any notice or written communication required or permitted to be given to the Holder may be delivered or given by mail to the Holder as shown on the Warrant Register and at the address shown on the Warrant Register.

8. Representations and Warranties of the Holder and Restrictions on Transfer Imposed by the Securities Act.

8.1 Representations and Warranties by the Holder. The Holder hereby represents and warrants to the Company as follows:

(a) The Holder has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement is a valid and binding obligation of the Holder, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) The Warrant and the Warrant Shares are being acquired for the Holder’s own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act or any state Blue Sky laws.

(c) The Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof, that the Company has no present intention of registering the Warrant or the Warrant Shares, that the Warrant and the Warrant Shares must be held by the Holder indefinitely, and that the Holder must therefor bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

(d) The Holder agrees that it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act or any state securities law. This Warrant and all Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR TRANSFERRED UNLESS (I) THERE IS AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH OFFER, SALE OR TRANSFER OR (II) THERE IS AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT EXEMPTIONS FROM THE REGISTRATION, QUALIFICATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND OF ANY APPLICABLE STATE SECURITIES LAWS FOR SUCH OFFER, SALE OR TRANSFER ARE AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD FOLLOWING THE EFFECTIVE DATE OF THE COMPANY’S INITIAL UNDERWRITTEN PUBLIC OFFERING AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT THE CONSENT OF THE COMPANY OR THE MANAGING UNDERWRITER.

(e) During the negotiation of the transactions contemplated herein, the Holder and its representatives and legal counsel have been afforded full and free access to corporate books, financial statements, records, contracts, documents, and other information concerning the Company and to its offices and facilities, have been afforded an opportunity to ask such questions of the Company’s officers, employees, agents, accountants and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and other relevant matters as they have deemed necessary or desirable, and have been given all such information as has been requested, in order to evaluate the merits and risks of the prospective investments contemplated herein.

(f) The Holder and its representatives have been solely responsible for the Holder’s own “due diligence” investigation of the Company and the Company’s management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, the Holder has acted solely in its own interest, and the Holder (or any of its agents or employees) has not acted as an agent of the Company. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of the purchase of the Warrant pursuant to the terms of this Agreement and of protecting the Holder’s interests in connection therewith.

(g) The Holder is an “accredited investor” as defined in Rule 501 of the Securities Act.

(h) The Holder understands that it has had the opportunity to review with its own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. It understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

9. [Reserved].

10. Lost Documents. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver to the Holder, in lieu of this Warrant, a new Warrant of the same series and of like tenor of this Warrant.

11. Adjustments. The number of shares purchasable hereunder are subject to adjustment from time to time as follows:

11.1 Reorganization, Reclassification, Merger or Conveyance. If any capital reorganization or reclassification of the capital stock of the Company shall be effected in such a way that holders of Series F Preferred Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Series F Preferred Stock (including, for the avoidance of doubt, in the event of an initial public offering of the Company’s common stock), or in the event the Company (or any such other corporation) merges with or into another corporation or conveys all or substantially all of its assets to another corporation and this Warrant does not terminate in accordance with the, provisions of Section 3.1 above, then, as a condition of such reorganization, reclassification, merger or conveyance, lawful and adequate provisions shall be made whereby this Warrant shall remain outstanding upon the terms and conditions specified herein and shall thereafter be automatically (and without further action) exercisable for (in lieu of the Warrant Shares immediately theretofore receivable upon the exercise of the Warrant) such shares of stock, securities or assets (including cash) as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore so receivable, in connection with such reorganization, reclassification, merger or conveyance. In any such case, the Company should ensure that the rights and interests of the Holder hereunder will not be disproportionately adversely affected relative to the other holders of the Company’s Series F Preferred Stock.

11.2 Split, Subdivision or Combination of Shares. If the Company at any time while this Warrant, or any portion thereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination and the number of the securities as to which purchaser rights under this Warrant exist shall be increased or decreased proportionately in accordance with such split subdivision or combination, in each case such that, following any such split subdivision or combination, Holder shall be entitled to purchase the number of Common Stock which Holder would have owned or otherwise been entitled to receive in respect of shares of Common Stock subject to this Warrant after such date, had this Warrant been exercised immediately prior to such date.

11.3 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 11, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Secretary of the Company for filing in the Company’s records and to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth: (a) such adjustments and readjustments; (b) the Exercise Price at the time in effect; and (c) the number of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Warrant. No such adjustment or change shall compel immediate exercise of this Warrant or otherwise affect the Expiration Date of this Warrant.

11.4 Other Adjustments (No Impairment). If any change in the Warrant Shares or any other event occurs as to which the other provisions of this Section 11 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Company shall make an adjustment in the number and class of shares available under the Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid.

12. General Provisions.

12.1 Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

12.2 Consent to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the Federal courts of the United States of America located in the County of New Castle, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any of the Transactions. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 12.6 shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in the Court of Chancery of the State of Delaware or the Federal courts of the United States of America located in the County of New Castle, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.3 Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN

CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 12.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

12.4 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the exercise of this Warrant.

12.5 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12.6 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be sent via facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent (a) if to the Holder, at the address or facsimile number of the Holder set forth below such party’s name on the signature page hereto, or at such other address or number as the Holder shall have furnished to the Company in writing, or (b) if to the Company, at 1299 Orleans Dr., Sunnyvale, CA 94089, facsimile: (408) 543-1501, attention: Chief Executive Officer or at such other address or number as the Company shall have furnished to the Holder in writing.

All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service or Canada Post, four days after being deposited in the mail; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

12.7 Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Holder.

12.8 Severability. In case any provision of this Agreement shall be declared invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.

12.9 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company and the Holder have caused the Warrant to be executed as of the effective date of this Warrant set forth above.

BLOOM ENERGY CORPORATION

By:	/s/ William H. Kurtz
Name: William H. Kurtz
Title: Chief Financial and Commercial Officer

AGREED AND ACCEPTED:
PE12PXVC (US DIRECT) LTD.

By:	/s/ David Goerz
Name:	David Goerz
Title:	Director
Address:	#1100 – 10830 Jasper Avenue Edmonton, AB T5J 2B3

EXHIBIT A

NOTICE OF EXERCISE

To: BLOOM ENERGY CORPORATION

(1) The undersigned hereby elects to purchase              shares of Series F Preferred Stock (“Series F Preferred Stock”) of Bloom Energy Corporation pursuant to the terms of the attached Agreement and Warrant to Purchase Series F Preferred Stock (the “Warrant”) for an aggregate Exercise Price of              , and tenders herewith payment of the Exercise Price for such shares in full in the following manner:                      .

(2) The undersigned hereby confirms and acknowledges that the representations and warranties set forth in Section 8 of the Warrant remain true and correct concerning the Holder as of the date hereof, that the shares of Series F Preferred Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell, or otherwise dispose of any such shares of Series F Preferred Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3) Please issue a certificate or certificates representing said shares of Series F Preferred Stock in the name of the undersigned or in such other name as is specified below. A new warrant evidencing the remaining shares of Warrant Shares covered by the Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

PE12PXVC (US DIRECT) LTD.

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EXHIBIT B

NET EXERCISE NOTICE

To: BLOOM ENERGY CORPORATION

(1) The undersigned hereby elects to convert the attached Warrant into              shares of Series F Preferred Stock (“Series F Preferred Stock”) of Bloom Energy Corporation pursuant to the terms of the attached Agreement and Warrant to Purchase Series F Preferred Stock (the “Warrant”) for an aggregate Exercise Price of              , in the form of a cashless exercise in accordance with Section 4 of the Warrant.

(2) In converting such Warrant, the undersigned hereby confirms and acknowledges that the representations and warranties set forth in Section 8 of the Warrant remain true and correct concerning the Holder as of the date hereof, that the shares of Series F Preferred Stock are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned will not offer, sell, or otherwise dispose of any such shares of Series F Preferred Stock except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(3) Please issue a certificate or certificates representing said shares of Series F Preferred Stock in the name of the undersigned or in such other name as is specified below. A new warrant evidencing the remaining shares of Warrant Shares covered by the Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

PE12PXVC (US DIRECT) LTD.

Print Name

Signature

Title

Date